UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Eastman Kodak Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2019 ANNUAL MEETING
AND PROXY STATEMENT

Date of Notice: April 9, 2019

EASTMAN KODAK COMPANY
343 STATE STREET
ROCHESTER, NEW YORK 14650

NOTICE OF 2019 ANNUAL MEETING

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 22, 2019 at 9:00 a.m. Eastern Time at The Benjamin, 125 East 50th Street, New York, New York 10022. You will be asked to vote on Company proposals at the Annual Meeting.

Whether or not you attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction form. We encourage you to use the internet, as it is the most cost-effective way to vote.

We look forward to seeing you at the Annual Meeting and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

James V. Continenza
Executive Chairman

NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (Annual Meeting) of Eastman Kodak Company will be held on Wednesday, May 22, 2019 at 9:00 a.m. Eastern Time at The Benjamin, 125 East 50th Street, New York, New York 10022. We are asking our shareholders to vote on the following proposals at the Annual Meeting:

1.	Election of the seven directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.
2.	Advisory vote to approve the compensation of our named executive officers.
3.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
4.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

If you held your shares at the close of business on March 28, 2019, you are entitled to vote at the Annual Meeting.

We follow the Securities and Exchange Commission’s “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0235, (585) 724-4053, e-mail: shareholderservices@kodak.com. The Annual Meeting will be accessible by the handicapped. If you require special assistance, please contact Shareholder Services.

By Order of the Board of Directors

Roger W. Byrd
General Counsel, Secretary and Senior Vice President
Eastman Kodak Company
April 9, 2019

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 22, 2019. The Notice of 2019 Annual Meeting and Proxy Statement and 2018 Annual Report on Form 10-K are available at www.edocumentview.com/KODK.

PROXY STATEMENT

QUESTIONS & ANSWERS

Q.	Why am I receiving these proxy materials?
A.

Our Board of Directors (the Board) is providing these proxy materials to you on the internet, or has delivered printed versions to you by mail, in connection with Kodak’s 2019 Annual Meeting of Shareholders (the Annual Meeting), which will take place on Wednesday, May 22, 2019. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. We are making these proxy materials available to you on or about April 9, 2019.

Q.	What is included in these proxy materials?
A.	These proxy materials include:
●Our 2018 Annual Report on Form 10-K; and ●Notice of 2019 Annual Meeting and Proxy Statement.
If you received printed versions of the proxy materials by mail, these proxy materials also include a proxy card.
Q.	What am I voting on?
A.

The Board is soliciting your proxy in connection with the Annual Meeting to be held on Wednesday, May 22, 2019 at 9:00 a.m. Eastern Time at The Benjamin, 125 East 50th Street, New York, New York 10022, and any adjournment or postponement thereof. You are voting on the following proposals:

	1.	Election of the seven directors named in this Proxy Statement for a term of one year or until their successors are duly elected and qualified.
	2.	Advisory vote to approve the compensation of our named executive officers.
	3.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
The Board recommends you vote FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.
Q.	Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
A.

We follow the Securities and Exchange Commission’s (the SEC) “e-proxy” rules that allow public companies to furnish proxy materials to shareholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send shareholders a full, printed copy of proxy materials and allow them instead to deliver to their shareholders a “Notice of Internet Availability of Proxy Materials” (the Notice of Internet Availability) and to provide online access to the documents. As a result, we mailed the Notice of Internet Availability to many of our shareholders on or about April 9, 2019.

The Notice of Internet Availability provides instructions on how to:
●View our proxy materials for the Annual Meeting on the internet and vote; and ●Request a printed copy of the proxy materials.
In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.
Q.	Why didn’t I receive a notice in the mail about the internet availability of the proxy materials?
A.

We are providing some of our shareholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability.

In addition, we are providing the Notice of Internet Availability by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where the proxy materials are available.
Q.	Where can I view the proxy materials on the internet?
A.

We are making this Proxy Statement and voting instructions available to shareholders on or about April 9, 2019, at www.edocumentview.com/KODK. We are also making our 2018 Annual Report on Form 10-K available at the same time and by the same method. The 2018 Annual Report on Form 10-K is not a part of the proxy solicitation material and is not incorporated herein by reference.

Q.	How can I receive a printed copy of the proxy materials?
A.	Shareholder of Record. You may request a printed copy of the proxy materials by any of the following methods:

●Telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-866-641-4276; or outside of the U.S.A., U.S. territories and Canada, call collect at 1-781-575-3170;
●Internet at www.envisionreports.com/KODK; or
●E-mail at investorvote@computershare.com. Reference “Proxy Materials Eastman Kodak Company” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the Notice of Internet Availability/proxy card, and state that you want to receive a paper copy of current and/or future meeting materials.

Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, trustee or nominee.
Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.

Most of our shareholders hold their shares through a broker or other nominee (beneficial owner) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shareholders of record and beneficial owners.

Shareholder of Record. If your shares are registered in your name with our transfer agent, Computershare, you are considered the shareholder of record of these shares, and we are making these proxy materials available directly to you. As a shareholder of record, you have the right to give your voting proxy to our management or a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, trustee or nominee is making these proxy materials available to you together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. You are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares in person at the Annual Meeting. In order to vote your shares, you must either: 1) obtain a legal proxy that gives you the right to vote the shares in person at the Annual Meeting; or 2) provide voting instructions to your broker.

Q.	Will any other matters be voted on?
A.

We are not aware of any other matters that shareholders will be asked to vote on at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the named proxies, James V. Continenza and Roger W. Byrd, will vote for you on such matter in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.

Q.	How do I vote?
A.	Shareholder of Record. If you are a shareholder of record, there are four ways to vote:

●By internet at www.envisionreports.com/KODK. We encourage you to vote this way.
●By touch tone telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-800-652-VOTE (8683); or outside the U.S.A., U.S. territories and Canada, call collect at 1-781-575-2300.
●By completing and mailing your proxy card.
●By written ballot at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.
Whether you are a shareholder of record or a beneficial owner, your shares will be voted as you indicate.

Q.	What happens if I do not give specific voting instructions?
A.	Shareholder of Record. If you are a shareholder of record and you:
●	Indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board; or
●	Sign and return a proxy card without giving specific voting instructions, then the named proxies, James V. Continenza and Roger W. Byrd, will vote your shares in the manner recommended by our Board (i.e., FOR each of the director nominees named in Proposal 1 and FOR Proposals 2 and 3) and in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owner. If you do not provide your broker, trustee or nominee with specific voting instructions, or if you do not obtain a legal proxy that gives you the right to vote the shares in person at the Annual Meeting, your shares will not be voted or counted with respect to Proposals 1 and 2, which are non-routine proposals. Your broker, trustee or nominee has discretionary authority to vote your uninstructed shares with respect to Proposal 3, which is a routine proposal. Uninstructed shares with respect to which your broker does not have discretionary authority are known as “broker non-votes.”
Q.	What is the deadline for voting my shares?
A.	Shareholder of Record. If you are a shareholder of record and vote by internet or telephone, your vote must be received by 1:00 a.m. Eastern Time, on May 22, 2019, the morning of the Annual Meeting. If you are a shareholder of record and vote by mail or by written ballot at the Annual Meeting, your vote must be received before the polls close at the Annual Meeting.
Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Annual Meeting only if you obtain a legal proxy from your broker, trustee or nominee and present it at the Annual Meeting before the polls close.
Q.	Who can vote?
A.	You must be a shareholder of record or a beneficial owner as of the close of business on March 28, 2019, the record date for the Annual Meeting. Each share of common stock is entitled to one vote. Holders of 5.50% Series A Convertible Preferred Stock (Series A convertible preferred stock) are entitled to vote upon all matters upon which holders of common stock have the right to vote, and are entitled to the number of votes equal to the number of full shares of common stock into which such shares of Series A convertible preferred stock could be converted at the then applicable conversion rate at the record date. Such votes will be counted together with shares of common stock and not separately as a class. As of the record date, each share of Series A convertible preferred stock is convertible into 5.7471 shares of common stock.
Q.	How can I change my vote or revoke my proxy?
A.	Shareholder of Record. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:
●	Entering a timely new vote by internet or telephone;
●	Returning a later-dated proxy card;
●	Notifying Roger W. Byrd, Secretary; or
●	Completing a written ballot at the Annual Meeting.
Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee.

Q.	What vote is required to approve each proposal?
A.	The following table describes the voting requirements for each proposal:
Proposal 1 - Election of Directors

As set forth in our By-laws, the Board has adopted a majority voting standard for uncontested director elections. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the 2019 election of directors is an uncontested election.

To be elected in an uncontested election, a director nominee must be elected by a majority of the votes cast with respect to that director nominee. A majority of the votes cast means that the number of votes cast FOR a nominee’s election must exceed the number of votes cast AGAINST the nominee’s election. Each nominee receiving more votes FOR his or her election than votes AGAINST his or her election will be elected.

Proposal 2 - Advisory Vote to Approve the Compensation of our Named Executive Officers	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by holders entitled to vote thereon.
Proposal 3 - Ratification of the Audit and Finance Committee’s Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by holders entitled to vote thereon.

Q.	How are votes counted?
A.

For Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If you elect to abstain in the election of directors, the abstention will not impact the outcome of the election. Broker non-votes are not counted and will not impact the outcome of the vote.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to Proposals 2 and 3. In tabulating the voting results for these proposals, “FOR” and “AGAINST” votes are counted. For Proposals 2 and 3, abstentions are not counted and will not impact the outcome of the vote. With respect to Proposal 2, broker non-votes are not counted and will not impact the outcome of the vote. A broker will have discretionary authority to vote on Proposal 3 relating to the ratification of the selection of our independent registered public accounting firm.

Q.	Who will count the vote?
A.	Computershare will count the votes. A representative from Computershare will serve as the inspector of election.
Q.	Who can attend the Annual Meeting?
A.	If you held your shares as of the close of business on March 28, 2019, the record date for the Annual Meeting, you can attend the Annual Meeting.
Q.	What do I need to do to attend the Annual Meeting?
A.	To attend the Annual Meeting, please follow these instructions:
●	If you vote by internet or telephone, follow the instructions provided for attendance.
●	If you vote by using a proxy card, check the appropriate box on the card.
●	If you are a beneficial owner, bring your legal proxy from your broker, trustee or nominee as well as proof of identity in the form of a government-issued ID to the registration area.
●	To enter the Annual Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet as well as proof of identity in the form of a government-issued ID to the registration area.
●	If you do not have an Admission Ticket, go to the registration area upon arrival.
Seating at the Annual Meeting is limited and will be on a first-come, first-served basis. We may take photographs and videotape at the Annual Meeting, which we may use in publications. If you attend the Annual Meeting, we assume we have your permission to use your image.

Q.	Can I bring a guest?
A.	Yes. If you plan to bring a guest to the Annual Meeting, follow the instructions on the internet or telephone or check the appropriate box on your proxy card. When you go through the registration area at the Annual Meeting, your guest must register with you and must present proof of identity in the form of a government-issued ID.
Q.	What is the quorum requirement of the Annual Meeting?
A.	The holders of shares entitled to cast a majority of the votes on March 28, 2019 will constitute a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 28, 2019, there were 42,974,257 shares of our common stock outstanding and 2,000,000 shares of our Series A convertible preferred stock outstanding. As of the record date, each share of Series A convertible preferred stock is convertible into 5.7471 shares of common stock and holders are entitled to the number of votes equal to the number of full shares of common stock into which such shares of Series A convertible preferred stock could be converted. Accordingly, holders entitled to cast 27,234,229 votes will constitute a quorum for the Annual Meeting.
Q.	Where can I find the voting results of the Annual Meeting?
A.	We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Form 8-K to be filed with the SEC within four business days of the Annual Meeting. If final results are not available at such time, the Form 8-K will disclose preliminary results, to be followed with an amended Form 8-K when final results are available.
Q.	Can I nominate someone to the Board?
A.	Our By-laws provide that any shareholder can nominate a person for election to the Board so long as the shareholder follows the procedure outlined in our By-laws as summarized below. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Corporate Governance and Nominating Committee. The complete description of the procedure for shareholder nominations of director candidates is contained in our By-laws. You can request a copy of the full text of this By-law provision by writing to our Secretary at our principal executive offices. Our By-laws can also be accessed at http://investor.kodak.com/supporting.cfm.

For purposes of summarizing this procedure, we have assumed: 1) the date of the upcoming annual meeting is within 30 days of the anniversary of the annual meeting for the previous year and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 100 days prior to the first anniversary of the previous year’s annual meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must deliver written notice of such nomination to our Secretary, at our principal executive office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, for our 2020 Annual Meeting of Shareholders (the 2020 Annual Meeting), notice of nomination must be delivered to our Secretary no earlier than January 23, 2020 and no later than February 22, 2020.

The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected.

Persons nominated in accordance with this procedure will be eligible for election as directors at the 2020 Annual Meeting.

Q.	What is the deadline to propose actions for consideration at the 2020 Annual Meeting?
A.	For a shareholder proposal to be considered for inclusion in our proxy statement for the 2020 Annual Meeting, the Secretary must receive the written proposal at our principal executive office no later than the close of business on December 11, 2019. Proposals received after this date will be considered untimely. Proposals must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (Exchange Act), regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary Eastman Kodak Company 343 State Street Rochester, NY 14650-0224
For a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the shareholder must provide the information required by our By-laws and give timely notice to the Secretary in accordance with our By-laws, which, in general, require that the notice be received by the Secretary:
●	No earlier than the close of business on January 23, 2020; and
●	No later than the close of business on February 22, 2020.
If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2019 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the anniversary of the 2019 Annual Meeting and no later than the close of business on the later of the following two dates:
●	90 days prior to the meeting; and
●	10 days after public announcement of the meeting date.
You may contact our Secretary at our principal executive office for a copy of the relevant By-law provisions regarding the requirements for shareholder proposals. Our By-laws can also be accessed at http://investor.kodak.com/supporting.cfm.
Q.	Who will pay the cost of this proxy solicitation?
A.	We will bear all costs related to this proxy solicitation. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to such beneficial owners. Our directors, officers and employees may also solicit proxies and voting instructions in person, by telephone or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations.
Q.	What other information about us is available?
A.	The following information is available on our website at http://investor.kodak.com/supporting.cfm:
●	Corporate Responsibility Principles
●	Corporate Governance Guidelines
●	Business Conduct Guide
●	Eastman Kodak Company By-laws
●	Charters of the Board’s Committees (Audit and Finance Committee, Corporate Governance and Nominating Committee, and Executive Compensation Committee)
●	Directors’ Code of Conduct
●	Board of Directors Policy on Recoupment of Executive Bonuses in the Event of Certain Restatements
●	Majority Vote Policy
●	Anti-Hedging and Pledging Policy
●	Related Party Transactions Policies and Procedures
●	Corporate Political Contributions and Expenditures Policy
●	Health, Safety and Environment Sustainability Reports are available on our website at www.kodak.com/go/sustainability

Our 2018 Annual Report on Form 10-K is available on our website at http://investor.kodak.com/financials.cfm.

You may request printed copies of any of these documents by contacting:

Shareholder Services
Eastman Kodak Company
343 State Street
Rochester, NY 14650-0235
(585) 724-4053

E-mail: shareholderservices@kodak.com

The address of our principal executive office is: Eastman Kodak Company 343 State Street Rochester, NY 14650

HOUSEHOLDING OF DISCLOSURE DOCUMENTS

We are sending a Notice of Internet Availability or set of proxy materials to each shareholder of record. This year, we have elected not to take advantage of the SEC’s householding rules that allow us to deliver a single set of the Notice of Internet Availability or proxy materials to shareholders of record who share the same address. If you are a beneficial owner, your broker or other nominee may continue to send a single set of the Notice of Internet Availability or proxy materials to your household. Please contact your broker or other nominee if you wish to adjust your preferences regarding the delivery of the Notice of Internet Availability or proxy materials.

AUDIO WEBCAST OF ANNUAL MEETING

The Annual Meeting will be webcast live. If you have internet access, you can listen to the webcast by going to our Investor Center webpage at http://investor.kodak.com. This webcast is listen only. You will not be able to ask questions. The Annual Meeting audio webcast will remain available on our website for a short period of time after the Annual Meeting.

Information included on our website, other than our Proxy Statement and proxy card, is not part of the proxy solicitation materials.

PRINTED COPY OF 2018 ANNUAL REPORT ON FORM 10-K

We will provide you, without charge, upon request, a printed copy of our 2018 Annual Report on Form 10-K. To receive a printed copy of the 2018 Annual Report on Form 10-K, please contact:

Shareholder Services Eastman Kodak Company 343 State Street Rochester, NY 14650-0235 (585) 724-4053 E-mail: shareholderservices@kodak.com

PROPOSAL 1

PROPOSAL 1 - ELECTION OF DIRECTORS

Our By-laws require us to have at least seven but no more than 13 directors. In light of the sale of the Company’s Flexographic Packaging Division and upon the recommendation of the Corporate Governance and Nominating Committee (Governance Committee), the number of directors, which is set by the Board, has been reduced from nine to seven, effective as of the Annual Meeting. Mr. Continenza, our Executive Chairman, is the only director who is an employee of the Company.

The following six directors are standing for re-election, having been elected at the previous annual meeting and upon the recommendation of the Corporate Governance and Nominating Committee (Governance Committee): Richard Todd Bradley, James V. Continenza, Jeffrey D. Engelberg, George Karfunkel, Jason New and William G. Parrett. In connection with the reduction in the size of the Board, Messrs. Burgess and Doheny, current directors of the Company, are not standing for re-election at the Annual Meeting. In addition to the directors standing for re-election, upon the recommendation of the Governance Committee, the Board has nominated Philippe D. Katz as a director of the Company. Mr. Katz was appointed to the Board on February 20, 2019.

Messrs. Bradley and Engelberg are nominees designated in connection with the Purchase Agreement, dated as of November 7, 2016, among Kodak, Southeastern Asset Management, Inc. (Southeastern) and Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust, which are investment funds managed by Southeastern (such investment funds collectively, the Purchasers), whereby the Purchasers have the right to nominate at the Company’s annual meetings members to the Company’s Board of Directors proportional to the Purchasers’ share ownership on an as-converted basis, currently allowing the Purchasers to nominate two members to the Board.

If elected, all of the nominees for director will serve a one year term or until their successors are duly elected and qualified. Information about the director nominees is provided in the section entitled “Board of Directors and Corporate Governance” in this Proxy Statement.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

Director nominees are elected by a majority of votes cast. Each director nominee who receives more “FOR” than “AGAINST” votes cast for his election will be elected.

If a director nominee receives a greater number of votes “AGAINST” his election than votes “FOR” such election, the Board will decide whether to accept the irrevocable letter of resignation the nominee submitted as a condition of being nominated to the Board in accordance with our Majority Vote Policy.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR NOMINEES

The Governance Committee and the Board seek to ensure that the Board is composed of members who bring an appropriate mix of skills and experience across a variety of disciplines, including strategic planning, organizational management, technology, corporate finance, mergers and acquisitions, marketing, digital technologies, public policy, economics, executive compensation, risk management, international operations, corporate governance and internal controls, each of which is an important area of responsibility for the Board and its committees.

The Board and the Governance Committee believe that each of the director nominees possesses important experience and skills that provide the Board with an optimal balance of leadership, competencies and qualifications in areas that are important to our company. Each of our director nominees has high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of our shareholders.

In addition to the biographical information in each director nominee’s profile below, the Board and Governance Committee considered the listed Key Experience, Skills and other Qualifications in its evaluation and determination to nominate each director for re-election or election, as the case may be.

RICHARD TODD BRADLEY	Director since June 2017

Richard Todd Bradley, 60, was the Chief Executive Officer and a board member of Mozido, LLC, a Texas-based provider of white-label mobile-payment systems, from October 2015 to June 2017. From June 2014 to December 2014, Mr. Bradley served as President of TIBCO Software, Inc. (TIBCO), a leading integration and process management software company, where he held global responsibility for customer-facing functions, such as sales, marketing and professional services. Prior to TIBCO, Mr. Bradley was an Executive Vice President for Hewlett-Packard Company, a leading global provider of products, technologies and software, from July 2005 to June 2014. In May 2018, Mr. Bradley joined the directors of Mattel, Inc., a global learning, development and play company. Mr. Bradley served on the board of directors of TrueCar, Inc., an automotive pricing and information website for new and used car buyers and dealerships, from September 2013 through October 2016.

Key Experience, Skills and other Qualifications:

Mr. Bradley brings to the Board extensive experience in the technology sector and has significant experience in strategic planning, organizational management, digital technology, international business operations, and mergers and acquisitions, all of which are critical to the success of our business. He also brings substantial corporate governance, corporate development, business strategy and executive compensation expertise to the Board.

JAMES V. CONTINENZA	Director since April 2013, Chairman since September 2013
and Executive Chairman since February 2019

James V. Continenza, 56, is our Executive Chairman, having been appointed to that position by the Board of Directors on February 20, 2019. He joined the Board of Directors in April 2013 and became Chairman of the Board in September 2013. Mr. Continenza brings robust experience and a proven track record guiding several leading, innovative technology companies through transformations. Since September 2012, Mr. Continenza has served as the Chairman and Chief Executive Officer of Vivial Inc., a privately held marketing technology and communications company that provides a wide range of digital and legacy leads-generating products to local and national advertisers. He served as the President of STi Prepaid, LLC, a telecommunications company, from June 2010 to February 2011. Mr. Continenza served as Interim Chief Executive Officer of Anchor Glass Container Corp., a leading manufacturer of glass containers, from September 2006 to December 2006. He served as President and Chief Executive Officer of Teligent, Inc., which provides communications services including voice, data, and internet access, from September 2002 to June 2004, served as its Chief Operating Officer from May 2001 to September 2002, and served as its Senior Vice President of Strategic Operations from September 2000 to May 2001. From April 1999 to September 2000, he was the President and Chief Executive Officer of Lucent Technologies Product Finance, a global leader in telecom equipment, and served as its Senior Vice President of Worldwide Sales and Marketing from September 1997 to April 1999. Mr. Continenza served at AT&T from 1991 until September 1997.

In addition to his management experience, Mr. Continenza currently serves on the board of Cenveo Corporation (since September 2018), an industry leader in transformative publishing solutions, and NII Holdings, Inc. (since August 2015), a provider of wireless communication services under the Nextel brandTM in Brazil. Mr. Continenza served on the board of Tembec, Inc., a manufacturer of specialty products, acetates and ethers, from February 2008 to November 2017 and on the board of Neff Corporation and its predecessor, a regional equipment rental company in the United States, from October 2010 to October 2017. He also serves or has served on the boards of a number of private companies.

Key Experience, Skills and other Qualifications:

Mr. Continenza has extensive experience in the management and governance of a wide range of companies, including technology companies, with a particular focus on companies that have undergone significant corporate restructuring. He brings to the Board valuable expertise in technology, marketing, operations, strategic planning, mergers and acquisitions, and executive compensation. In addition, Mr. Continenza brings corporate governance and risk management expertise to the Board through his past and current executive positions and service as a board member of diverse companies.

JEFFREY D. ENGELBERG	Director since May 2017

Jeffrey D. Engelberg, 42, is a co-founder and managing member since May 2016 of Additive Advisory and Capital, LLC, a CFTC registered commodity pool operator and SEC registered investment advisor to C2W Partners Master Fund, a $230 million global hedge fund. From July 2007 until April 2016, Mr. Engelberg was a principal and senior trader for Southeastern Asset Management, Inc., a registered investment advisor. He was head trader at Fir Tree Partners from 2005 to 2007, a convertible bond trader at KBC Financial Products from 2001 to 2005, director of business development in 2000 for TLX Trading Network, Inc., and a listed equity trader in the Institutional Equity Division for Morgan Stanley Dean Witter & Co. from 1999 to 2000.

Mr. Engelberg was the co-founder of financial-tech startup Plia, that merged with SJ Levinson and Sons in June 2014 to create Plia/Trade Informatics. He served as an expert witness to the Joint CFTC-SEC Advisory Committee on Emerging Regulatory Issues after the 2010 “flash crash.”

Key Experience, Skills and other Qualifications:

Mr. Engelberg brings to the Board valuable expertise in investment strategies and opportunities, capital markets, risk management and technology, all of which are useful to our business. He also has an understanding of investor mindsets and expectations. Mr. Engelberg’s background in the areas of finance and investments is considered directly relevant to our business strategies and management.

GEORGE KARFUNKEL	Director since September 2013

George Karfunkel, 70, has been the Chairman of Sabr Group, a consulting company, since 2010. Mr. Karfunkel was a director, Senior Vice President and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he co-founded in 1971. Mr. Karfunkel is a co-owner of Worldwide TechServices, LLC, a computer maintenance and services company.

Mr. Karfunkel serves as vice chairman of Upstate Bank, a nationally-chartered community bank, and a director of public companies Berkshire Bank and AmTrust Financial Services, Inc.

Key Experience, Skills and other Qualifications:

Mr. Karfunkel has expertise in financial planning, investment strategies, cost structuring, and internal controls, all of which are relevant to our business. He also possesses skills in governance and risk management based upon his experience as a director on the boards of several financial and consulting institutions.

PHILIPPE D. KATZ	Director since February 2019

Philippe D. Katz, 57, has been a partner of the private investment firm United Equities Commodities Company (United Equities) since February 1995. Mr. Katz has been a director and officer of Momar Corp., a private investment firm, since May 2010, a partner of Marneu Holding Company, a privately held investment company, since February 2007, and a director and officer of 111 John Realty Corp., a property management company, since December 1995. In addition, Mr. Katz is a managing member of KF Investors LLC, a privately held investment company, a position he has held since March 2007. Mr. Katz has served on the Board of Berkshire Bancorp, Inc. since June 2013. Mr. Katz served as an observer to our Board from September 2013 to February 2019.

Key Experience, Skills and other Qualifications:

Mr. Katz has extensive experience in investing, finance and corporate strategy. Mr. Katz brings to the Board knowledge of capital markets, risk management and corporate finance, all of which are considered important to our business.

JASON NEW	Director since September 2013

Jason New, 50, has been Senior Managing Director of The Blackstone Group L.P., a global investment and advisory firm, and Head of Special Situation Investing for GSO Capital Partners LP (GSO), a credit-oriented alternative asset manager, since 2005. Mr. New focuses on managing GSO's public investment portfolio with a specific emphasis on stressed and distressed companies and on sourcing direct special situation investment opportunities. He is a member of the GSO Investment Committee. Mr. New joined The Blackstone Group L.P. in 2008 in connection with its acquisition of GSO. Before joining GSO in 2005, Mr. New was a senior member of Credit Suisse's distressed finance group. Mr. New joined Credit Suisse in 2000 when it acquired Donaldson, Lufkin & Jenrette (DLJ), where he was a member of DLJ's restructuring group. Prior to joining DLJ in 1999, he was an associate with the law firm Sidley Austin LLP, where he practiced in the firm's corporate reorganization group.

Mr. New served as a director of MPM Holdings Inc. from October 2014 to August 2016. Mr. New also served as a director of Cheniere Energy, Inc. from August 2008 to December 2010 and as a director of Global Aviation Holdings Inc. from September 2009 to January 2012.

Key Experience, Skills and other Qualifications:

Mr. New has significant expertise in investment strategies and opportunities, with a particular focus on companies that have experienced distressed economic conditions or are in various stages of restructuring. He brings to the Board skills in developing creative financial solutions and strategies, which are critical to our ability to sustain growth and profitability as a technology company in a competitive environment. Mr. New is highly experienced in complex financial and investment transactions. He also has a legal background, which is useful in the governance and risk management issues facing our company.

WILLIAM G. PARRETT	Director since November 2007

William G. Parrett, 73, served as the Chief Executive Officer of Deloitte Touche Tohmatsu (Deloitte) from 2003 until May 2007. Mr. Parrett co-founded the Global Financial Services industry practice of Deloitte and served as its first Chairman. Mr. Parrett joined Deloitte in 1967 and served in a series of roles of increasing responsibility until his retirement in 2007, including Managing Partner of Deloitte & Touche USA.

Mr. Parrett currently serves as a director of The Blackstone Group L.P. (since 2007), Conduent Incorporated (since January 2017) and Oracle Corporation (since May 2018). He also served as a director of iGATE Corporation from April 2013 until July 2015, UBS AG from 2008 to May 2018, and Thermo Fisher Scientific from 2008 to May 2018.

Mr. Parrett is a member of the Board of Directors of New York Foundation for Senior Citizens. Mr. Parrett is a Certified Public Accountant with an active license.

Key Experience, Skills and other Qualifications:

Mr. Parrett has extensive experience in corporate finance, operations, strategic planning and management of international operations. Mr. Parrett is highly skilled in the fields of auditing, accounting and internal controls, and risk management. In addition, through his service on other public company boards, Mr. Parrett brings to the Board significant experience in corporate governance and the regulatory framework in which public companies must operate.

DIRECTOR AND NOMINEE INDEPENDENCE

The Board has determined that each of the following directors has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent under our Director Independence Standards and the independence standards of the New York Stock Exchange (NYSE): Richard Todd Bradley, Mark S. Burgess, Matthew A. Doheny, Jeffrey D. Engelberg, George Karfunkel, Philippe D. Katz, Jason New and William G. Parrett. As our employee and former employee, respectively, James V. Continenza, our Executive Chairman, and Jeffrey J. Clarke, our Chief Executive Officer and director until February 2019, are not independent. In determining the independence of the non-management directors, the Board considered Mr. Karfunkel’s shareholdings and the affiliations of Messrs. Bradley, Engelberg, Katz and New, as affiliates of entities that hold an equity interest in our company (discussed under Certain Relationships and Related Transactions), and determined that such shareholdings and affiliations did not affect the independence of these directors and nominees.

The Board has adopted Director Independence Standards for use in determining whether a director is independent. The Director Independence Standards are consistent with NYSE independence standards. The Board also uses the NYSE independence standards in determining whether members of specific committees are independent. The Director Independence Standards are part of our Corporate Governance Guidelines, which are posted on our website at http://investor.kodak.com/supporting.cfm.

BOARD LEADERSHIP STRUCTURE

The Board recognizes that one of its key responsibilities is to determine the most appropriate leadership structure for our company and to ensure independent oversight of management. James V. Continenza serves as our Executive Chairman. Following Mr. Clarke’s departure, the Board decided to have the same person perform the roles of Chairman and principal executive officer in order to best ensure oversight of our company and management and provide a unified structure ensuring strong and consistent leadership. The Company does not have a lead independent director. Instead, in accordance with our

Corporate Governance Guidelines, our independent directors are required to meet in executive session without management and, at each such session, an independent director chosen by the independent directors will preside at such executive session.

COMMITTEES OF THE BOARD

The Board has established an Audit and Finance Committee, Executive Compensation Committee and Corporate Governance and Nominating Committee. We describe below the composition and functions of, and number of meetings held during 2018 by, each of these committees.

Board Committee Membership

Director Name	Audit and Finance Committee	Corporate Governance and Nominating Committee	Executive Compensation Committee
Richard Todd Bradley		Member	Member
Mark S. Burgess		Member	Chair
James V. Continenza (1)		Former Member	Former Member
Matthew A. Doheny	Member
Jeffrey D. Engelberg	Member
George Karfunkel	Member
Philippe D. Katz (2)		Member	Member
Jason New		Chair	Member
William G. Parrett	Chair
Total Meetings in 2018	6	3	5

(1)	Mr. Continenza served as a member of these committees until February 2019, when he became our Executive Chairman.
(2)	Mr. Katz joined the Board and these committees in February 2019.

Audit and Finance Committee

The current members of the Audit and Finance Committee are Matthew A. Doheny, Jeffrey D. Engelberg, George Karfunkel, and William G. Parrett, Chair. The Audit and Finance Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that all members of the Audit and Finance Committee are independent and financially literate under NYSE listing standards. The Board has also determined that William G. Parrett possesses the qualifications of an “audit committee financial expert,” as defined by SEC rules.

The Audit and Finance Committee assists the Board in overseeing and making recommendations to the Board on such matters as: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s selection, compensation, retention, performance and evaluation, including assessing the firm’s qualifications and independence; our systems of disclosure controls and procedures and internal controls over financial reporting; and the performance of our internal audit function. The Audit and Finance Committee charter is posted on our website at http://investor.kodak.com/supporting.cfm.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee (Governance Committee) are Richard Todd Bradley, Mark S. Burgess, Philippe D. Katz, and Jason New, Chair. Some of the primary duties of the Governance Committee are to oversee our corporate governance structure, which includes the development of our Corporate Governance Guidelines, recommend individuals to the Board for nomination as members of the Board and its committees, determine director independence, lead the Board in its periodic review of Board performance and review “Interested Transactions” in accordance with our Related Party Transactions Policies and Procedures. The Governance Committee charter is posted on our website at http://investor.kodak.com/supporting.cfm.

Executive Compensation Committee

The current members of the Executive Compensation Committee are Richard Todd Bradley, Mark S. Burgess, Chair, Philippe D. Katz, and Jason New, all of whom the Board has determined are independent under NYSE listing standards.

The Executive Compensation Committee assists the Board in fulfilling its responsibilities in connection with the compensation of our chief executive officer and Section 16 Executive Officers, including our named executive officers. The Executive Compensation Committee also reviews and makes recommendations to the Board from time to time regarding compensation of directors, among other responsibilities. The Executive Compensation Committee charter is posted on our website at http://investor.kodak.com/supporting.cfm.

For more information regarding the role of the Executive Compensation Committee and management in determining executive and director compensation, please see “Executive Compensation” and “Director Compensation” in this Proxy Statement.

In accordance with its charter, the Executive Compensation Committee may delegate authority to one or more subcommittees or management as it deems fit. The Executive Compensation Committee has delegated limited authority to our Chief Human Resources Officer to assist in the administration of executive compensation and equity-based compensation plans. Except as a plan may otherwise provide, the Executive Compensation Committee has authorized the Chief Human Resources Officer to amend any executive compensation or equity-based compensation plan in which our named executive officers participate, other than to materially increase the benefits accruing to a participant under the plan, increase the number of shares available for issuance under the plan or substantially modify the requirements as to eligibility for participation under the plans. In addition, the Chief Human Resources Officer is authorized to amend any award agreement and related documents under the plans, other than to increase the benefits accruing to a participant.

CORPORATE GOVERNANCE OVERVIEW

Ethical business conduct and good corporate governance are well-established practices at Kodak. We practice good corporate governance and believe it to be a prerequisite to delivering sustained, long-term value to our shareholders. We continually monitor developments in the area of corporate governance to develop and implement best practices. Strong corporate governance is a fundamental goal of our Board.

Our Corporate Governance Guidelines reflect the principles by which our Board operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. Our Corporate Governance Guidelines are posted on our website at http://investor.kodak.com/supporting.cfm.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT

Our reputation and our brand have been built by more than a century of ethical business conduct. All of our employees, including the Executive Chairman, the Chief Financial Officer, the Controller, all other senior financial officers and all other Section 16 Executive Officers, as defined under Section 16 of the Exchange Act (a Section 16 Executive Officer), are required to comply with our code of conduct, the “Business Conduct Guide.” We also have a Directors’ Code of Conduct. Our Business Conduct Guide and our Directors’ Code of Conduct are posted on our website at http://investor.kodak.com/supporting.cfm.

GOVERNANCE PRACTICES

Meeting Attendance

Our Board has a Director Attendance Policy that is part of our Corporate Governance Guidelines, which is posted on our website at http://investor.kodak.com/supporting.cfm. Under this policy, all of our directors are strongly encouraged to attend all Board meetings and our Annual Meeting of Shareholders. In 2018, the Board held a total of 11 meetings. Each director attended more than 75% of the meetings of the Board and committees of the Board on which the director served. All of our then serving directors attended the Annual Meeting of Shareholders held on May 22, 2018.

Executive Sessions

Each executive session of our non-management directors is chaired by an independent director, chosen by the independent directors to preside at such executive session.

Communications with Our Board

Shareholders and interested parties who wish to communicate with the Board, the independent directors as a group or an individual director, may send an e-mail to our Executive Chairman at chairman@kodak.com or may send a letter to our Executive Chairman or to the independent directors c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0224. Communications received will be forwarded to the Board, the independent directors as a group or the individual director as directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Executive Chairman and the directors have authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Consideration of Director Candidates

The Governance Committee will consider nominations for director candidates recommended by its members, other Board members, management, shareholders and the search firms it retains. The Governance Committee reviews all potential candidates under our Director Selection Process and Qualification Standards described below.

Shareholders wishing to recommend candidates for consideration by the Board may do so by providing the following information, in writing, to the Corporate Governance and Nominating Committee of the Board, c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0224: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares owned, and, if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the Company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the Company, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the next Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

Director Selection Process and Qualification Standards

The Governance Committee is responsible for identifying, screening and recommending candidates for Board membership. When reviewing a potential candidate for the Board, the Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Governance Committee has adopted Director Qualification Standards and a Director Selection Process, which are posted as part of our Corporate Governance Guidelines on our website at http://investor.kodak.com/supporting.cfm.

The Director Qualification Standards specify that, in addition to any other factors described in the Company’s Corporate Governance Guidelines, the Board should at a minimum consider the following factors, as more fully described in our Director Qualification Standards, in the nomination or appointment of members of the Board: integrity, reputation, judgment, knowledge, experience, maturity, commitment, skills, track record, diversity (including with respect to gender, race, ethnicity and sexual orientation), age, independence and ownership stake. The Governance Committee, in accordance with its Director Selection Process, will then consider the candidate’s qualifications in light of the needs of the Board and our company at that time, given the then-current mix of director attributes and the Board’s projected strengths and future needs. Based on the Governance Committee’s results of the assessment of Board needs, they may develop a target candidate profile. As provided in our Corporate Governance Guidelines, the Governance Committee seeks to create a multi-disciplinary Board that, as a whole, is strong in both its knowledge and experience. The Governance Committee may use the services of a third-party executive search firm, as well as the personal network of the Board and senior management, and considers any previously recommended nominees when identifying and evaluating possible nominees for director. The search firm assists in identifying candidates who meet the skills and qualifications specified by the Governance Committee. A list of preferred candidates is developed and presented to the full Board, including the Executive Chairman, for review and input. Interest on the part of the potential candidate is gauged and an interview and reference check are performed. The full Board makes a determination with respect to the candidate. Candidates that are successfully elected to the Board participate in orientation sessions to familiarize them with our business. The Board has a mandatory retirement age of 72, unless an extension is approved by the Board, but in no event above age 75. In April 2019, the Board approved a waiver of the mandatory retirement age for Mr. Parrett for a one-year period.

Although the Governance Committee does not have a formal policy regarding the consideration of diversity in the selection of candidates, the Governance Committee considers diversity when evaluating possible nominees under our Director Qualification Standards, which provide that the Board should be a diverse body, with diversity reflecting gender, ethnic background, race, sexual orientation, country of citizenship and professional experience. In addition, the Governance Committee and the Board evaluate diversity as part of the Board’s periodic evaluation process.

Strategic Role of Board

The Board plays a key role in developing, reviewing and overseeing the execution of our business strategy. The Board receives progress reports from management throughout the year on the implementation of the strategic plan, including business segment performance and strategy reviews for each of our key businesses, product line reviews and presentations regarding research and development initiatives and our intellectual property portfolio.

Succession Planning

The entire Board reviews our succession plans for our Executive Chairman and other key senior management positions and oversees our activities in the areas of leadership and executive development. To assist the Board, management periodically reports to the Board on succession planning to ensure that it is a continuous and ongoing effort.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections.

We also maintain a Majority Vote Policy that requires a director nominee, in connection with his or her nomination to the Board, to submit a resignation letter in which the director nominee irrevocably elects to resign if he or she fails to receive the required majority vote in the next election and the Board accepts the resignation. The policy requires the Board to nominate for election or re-election as a director only those candidates who agree to execute such a letter upon his or her nomination. The Majority Vote Policy is posted on our website at http://investor.kodak.com/supporting.cfm.

If a director nominee fails to receive a majority vote in an uncontested election, the Majority Vote Policy provides that the Governance Committee will consider the resignation letter and recommend to the Board whether to accept it. The Governance Committee, in making its recommendation to the Board, and the Board, in reaching its decision, may consider relevant factors, including any stated reason why shareholders voted against the election of the director, the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board and whether accepting the resignation letter would cause us to fail to comply with any applicable rule, such as the NYSE’s listing standards.

The policy provides that the Board will act on the Governance Committee’s recommendation and publicly disclose its decision whether to accept the director’s letter of resignation within 90 days following the certification of the shareholder vote. If the letter of resignation is not accepted by the Board within this 90-day period, the resignation will not be effective until the next annual meeting.

All seven director nominees standing for election at the Annual Meeting have submitted an irrevocable letter of resignation as a condition of nomination pursuant to the Majority Vote Policy.

Risk Management

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our objectives, including strategic objectives, to improve long-term performance and enhance shareholder value. A fundamental part of risk management is not only identifying and prioritizing the risks we face and monitoring the steps management is taking to manage those risks, but also determining the level of risk that is appropriate for us. As an integral part of its review and approval of our strategic plan, the Board considers the appropriate level of risk that is acceptable. Through this process, the Board assesses risk throughout the Company, focusing on four primary risk categories: strategic, operational (including with respect to cybersecurity), legal/compliance and financial reporting. The Audit and Finance Committee is responsible for reviewing the results of our enterprise risk assessment on an annual basis. The Board also receives reports on management’s progress in mitigating key risks.

The Board has delegated to its committees responsibility for the oversight of risk management in specific risk areas. For example, in 2018, the committees of the Board oversaw:

●	Risk management relating to our financial reporting (including internal controls).
●	Risk management relating to our compensation programs and awards.
●	Risk management relating to our capital structure.
●	Risk management relating to our insurance and pension programs.
●	Risk management relating to cybersecurity.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

Management is responsible for our internal control over financial reporting, disclosure controls and procedures, and preparation of our consolidated financial statements. Our independent registered public accounting firm (independent accountants), PricewaterhouseCoopers LLP (PwC), is responsible for performing an independent audit of the consolidated financial statements and of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and for issuing a report of the results. As outlined in its charter, the Audit and Finance Committee is responsible for overseeing these processes.

During 2018, the Audit and Finance Committee met and held discussions with management and the independent accountants on a regular basis. Management represented to the Audit and Finance Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit and Finance Committee reviewed and discussed the audited consolidated financial statements and significant accounting matters with management and the independent accountants.

The Audit and Finance Committee discussed with the independent accountants the matters required to be discussed under auditing standards established from time to time by the PCAOB and by SEC rules. The Audit and Finance Committee has received from the independent accountants the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit and Finance Committee concerning independence. The Audit and Finance Committee discussed with the independent accountants their independence.

The Audit and Finance Committee also received reports from our Chief Compliance Officer on the implementation and effectiveness of our compliance program.

The Audit and Finance Committee discussed with the director of internal audit and independent accountants the plans for their audits. The Audit and Finance Committee met with the director of internal audit and independent accountants, with and without management present. The director of internal audit and independent accountants discussed with or provided to the Audit and Finance Committee the results of their examinations, their evaluations of our internal control over financial reporting, disclosure controls and procedures, and the quality of our financial reporting.

Based on these reviews, discussions and reports, the Audit and Finance Committee recommended that the Board approve the audited financial statements for inclusion in our Annual Report on Form 10-K for the year ended December 31, 2018, and the Board accepted the Audit and Finance Committee’s recommendations.

The Audit and Finance Committee, with the approval of the Board and the ratification of our shareholders, appointed PwC as our independent accountants in 2018. In addition, the Audit and Finance Committee approved certain non-audit services provided by PwC and the estimated budget for those services. The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy.

William G. Parrett, Chair
Matthew A. Doheny
Jeffrey D. Engelberg
George Karfunkel

EXECUTIVE COMPENSATION

The following tables and related narrative contain information regarding the compensation paid to our named executive officers for our two most recently completed fiscal years, which ended on December 31, 2018 and December 31, 2017.

Our named executive officers for 2018 are as follows:

Jeffrey J. Clarke - Former Chief Executive Officer

Eric-Yves Mahe - President, Brand, Film and Imaging Division, and Senior Vice President

Sharon E. Underberg - Former General Counsel, Secretary, and Senior Vice President

Mr. Clarke and Ms. Underberg separated from the Company effective February 20, 2019 and January 15, 2019, respectively, but are included as named executive officers because they were among the two most highly compensated executive officers employed by us on the last day of 2018.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Comp. ($)	All Other Comp. ($)(4)	Total ($)
J.J. Clarke Former Chief Executive Officer (5)	2018	996,516	0	0	1,000,001	0	0	1,996,517
	2017	996,516	0	0	1,000,001	0	36,397	2,032,914
E. Mahe President, Brand, Film and Imaging Division, and Senior Vice President (6)	2018	469,876	0	275,001	275,005	0	163,855	1,183,737
	2017	434,520	0	175,010	175,002	0	127,739	912,271
S.E. Underberg Former General Counsel, Secretary, and Senior Vice President (7)	2018	373,694	0	250,002	250,000	0	0	873,696
	2017	373,693	0	250,000	250,001	0	0	873,694

(1)	This column reports the base salary paid to each of our named executive officers during each year reported.
(2)	This column reports the grant date fair value (as calculated for financial reporting purposes), without any reduction for risk of forfeiture, for all restricted stock units (RSUs) granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. For 2018, Mr. Mahe received a contractual grant of RSUs on April 28, 2018 with a grant date fair value for each RSU granted of $5.10. Mr. Mahe received a second grant of RSUs, upon acceptance of the President, Brand, Film and Imaging Division role, on June 11, 2018, with a grant date fair value for each RSU granted of $5.20. Ms. Underberg received a contractual grant of RSUs on December 15, 2018, with a grant date fair value for each RSU granted of $2.84.
(3)	This column reports the grant date fair value (as calculated for financial reporting purposes), without any reduction for risk of forfeiture, for all stock option awards granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. For valuation assumptions with respect to our stock option grants, please see Note 20 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018. For 2018, Mr. Clarke received a contractual grant of stock options on March 12, 2018, with a Black-Scholes value for each stock option of $2.30; the closing price of a share on the date of grant was $5.30, but pursuant to Mr. Clarke’s amended and restated employment agreement, the exercise price is $15 per share. Mr. Mahe received a contractual grant of stock options on April 28, 2018, with an exercise price of $5.10 per share and a Black-Scholes value for each stock option of $3.25. Mr. Mahe received a second grant of stock options, upon acceptance of the President, Brand, Film and Imaging Division role, on June 11, 2018, with an exercise price of $5.20 per share and a Black-Scholes value for each stock option of $3.31. Ms. Underberg received a contractual grant of stock options on December 15, 2018, with an exercise price of $2.84 per share and a Black-Scholes value for each stock option of $1.79.

(4)	The table below shows the components of the All Other Compensation column for 2018:

Name	Amount ($)
J.J. Clarke (a)	0
E. Mahe (b)	163,855
S.E. Underberg	0
(a)	Mr. Clarke previously received a housing and travel expense allowance, which was discontinued under his amended and restated employment agreement, effective March 12, 2017.
(b)	Other compensation for Mr. Mahe includes $84,546 (SGD 114,000) paid as a housing allowance, $44,498 (SGD 60,000) paid as a car allowance, $33,343 (SGD 44,959) paid as a travel allowance, and $1,468 (SGD 1,980) in insurance premiums that the Company paid to provide disability and life insurance benefits to Mr. Mahe. These amounts for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2018 average exchange rate of 0.74163.
(5)	Mr. Clarke mutually agreed to terminate his employment with the Company effective February 20, 2019.
(6)	Amounts shown for Mr. Mahe for 2018 were converted from Singapore dollars to U.S. dollars using a 2018 average exchange rate of 0.74163.
(7)	Ms. Underberg voluntarily resigned from the Company effective January 15, 2019.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Base Salary

The base salaries of our named executive officers were established as part of their employment agreements. The base salary for Ms. Underberg was previously increased to $375,000 effective August 11, 2015. The base salary for Mr. Mahe was increased from SGD 600,000 to SGD 660,000 on June 11, 2018 upon acceptance of the President, Brand, Film and Imaging Division role.

Long-Term Incentive Compensation

Pursuant to his amended and restated employment agreement, Mr. Clarke received a grant of stock options under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the Plan) in 2018 with a grant date value of $1 million and an above-market exercise price of $15.00 per share, which were to vest one-third upon the first, second and third anniversary of the grant date. Upon Mr. Clarke’s separation from the Company on February 20, 2019, the first installment vested and the second and third installments were forfeited.

Pursuant to his employment agreement, Mr. Mahe received a grant of equity under the Plan in 2018 with a grant date value of $350,000, with one-half of the grant date value in the form of RSUs and the other half of the grant date value in the form of stock options with an exercise price equal to the closing share price on the grant date, both of which vest one-third upon the first, second and third anniversary of the grant date Mr. Mahe also received a second grant in 2018 upon his acceptance of the President, Brand, Film and Imaging Division role. This grant had a grant date value of $200,000, with one-half of the grant date value in the form of RSUs and the other half of the grant date value in the form of stock options with an exercise price equal to the closing share price on the grant date, both of which vest one-third upon the first, second and third anniversary of the grant date.

Pursuant to her employment agreement and the increased annual award value approved by the Compensation Committee (the Committee) in 2016, Ms. Underberg received a grant of equity under the Plan in 2018 with a grant date value of $500,000, with one-half of the grant date value in the form of RSUs and the other half of the grant date value in the form of stock options with an exercise price equal to the closing share price on the grant date, both of which were to vest one-third upon the first, second and third anniversary of the grant date. Upon Ms. Underberg’s separation from the Company on January 15, 2019, these equity awards were forfeited.

Non-Equity Incentive Compensation

For 2018, we provided an annual variable incentive opportunity, known as Executive Compensation for Excellence and Leadership (EXCEL). We assign target opportunities under EXCEL based on a percentage of base salary, which were determined as part of the named executive officer’s employment agreement. The 2018 full-year EXCEL target opportunity as a percentage of base salary for Messrs. Clarke and Mahe and Ms. Underberg were 100%, 60% and 50%, respectively.

We established three performance gates as part of the EXCEL program: (a) compliance with our financial covenants contained in the September 3, 2013 exit financing arrangements; (b) breakeven cash before debt pay down, including cash from asset sales; and (c) Company Operational EBITDA of at least $65M (after bonus accrual). The performance goals under the EXCEL program for 2018 were Operational EBITDA (60% weighting) and Revenue (40% weighting). For the 2018 plan year, the Company also introduced division level metrics to provide greater focus and associated rewards for division performance. All division level metrics were a combination of Operational EBITDA and revenue with varied weightings.

None of our named executive officers earned an EXCEL payment for 2018 because all of the performance gates were not achieved. We complied with the financial covenants contained in the September 3, 2013 exit financing arrangements but did not satisfy the other two performance gates.

For 2018, we approved a new annual incentive program referred to as the Supplemental Bonus Plan. This plan provided incentive opportunities based on the achievement of pre-determined Company financial metrics (40% weighting) and specific deliverables associated with key value drivers (60% weighting). Target annual incentive opportunities under the Supplemental Bonus Plan were identical to the EXCEL program. None of our named executive officers earned a payout under the Supplemental Bonus Plan based on overall Company performance for 2018.

Employment Agreements

Jeffrey J. Clarke

We employed Mr. Clarke under an amended and restated employment agreement effective March 12, 2017 with a scheduled term ending March 12, 2020. The amended and restated employment agreement provided Mr. Clarke the following:

●	An annual base salary of $1 million;
●	Participation in our EXCEL Plan, with an annual target opportunity of 100% of base salary and a maximum of 200% of target;
●	An annual grant of stock options having an aggregate grant date fair value of $1,000,000, which vest over a three-year period (33.3% vests each year) and with an exercise price equal to the greater of $15 or the closing price of the Company’s common stock on the date of grant;
●	A contingent cash award with a target value of $3M and vesting predicated on the achievement of Cumulative Cash Flow from Operations of $100M over the three-year performance period of 2017 through 2019, subject to Mr. Clarke’s continued employment through the end of the performance period, which was awarded in 2017; and
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally.

The amended and restated employment agreement provided that if Mr. Clarke’s employment was terminated by us without cause or by him with good reason (including an involuntary termination within two years following a change in control), he would be eligible to receive (less applicable withholding):

●	An amount equal to his base salary for the year his termination notice was given multiplied by two;
●	Accelerated vesting of the next tranche of his stock options that would have vested had he remained employed through such following vesting date; and
●	A pro rata EXCEL award for the fiscal year in which the termination occurred, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

The amended and restated employment agreement provided that in the event that Mr. Clarke’s employment was terminated due to his disability or death, he or his estate, as applicable, would be eligible to receive (less applicable withholding) accelerated vesting of the next tranche of his stock options that would have vested had he remained employed through such following vesting date and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice. He would forfeit any unvested equity-based compensation, as well as his contingent cash award.

The amended and restated employment agreement provided that if Mr. Clarke’s employment was terminated after the end of the scheduled term, Mr. Clarke would be eligible to receive (less applicable withholding):

●	Any earned, but unpaid, EXCEL award for the prior performance year;
●	A pro rata EXCEL award in respect of the fiscal year in which the end of the scheduled term occurred, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice; and
●	Accelerated vesting of the next tranche of his stock options that would have vested had he remained employed through such following vesting date.

Eligibility to receive the severance benefits payable in connection with termination without cause or with good reason was subject to (1) execution of a general release and covenant not to sue in favor of us; and (2) compliance with a non-compete agreement after termination of employment. The severance payments provided under the amended and restated employment agreement were in lieu of those provided under our Termination Allowance Plan.

Eric-Yves Mahe

We employ Mr. Mahe under an employment agreement effective April 28, 2014 with no scheduled term ending date. Under this employment agreement, Mr. Mahe is eligible for the following:

●	An annual base salary of SGD 600,000, which the Committee increased to SGD 660,000 in June 2018;
●	Participation in our EXCEL Plan, with an annual target opportunity of 50% of base salary, which the Committee increased to 60% in June 2018, and a maximum of 200% of target;
●	A grant of restricted stock units and stock options having an aggregate grant date fair value of $250,000, which the Committee increased to $350,000 beginning in 2016;
●	A housing allowance and travel expenses under local Singapore practice; and
●	Participation in all benefit plans, policies and arrangements that are provided to employees under local Singapore practice.

The employment agreement provides that if Mr. Mahe’s employment is terminated by us without cause or by him with good reason, he would be eligible to receive (less applicable withholding):

●	An amount equal to his annual base salary; and
●	Eligibility for an EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

The employment agreement provides that in the event that Mr. Mahe’s employment is terminated due to his disability or death, he or his estate, as applicable, would be eligible to receive (less applicable withholding) continued vesting of his equity awards in accordance with the terms of such awards and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Eligibility to receive the severance benefits payable in connection with termination without cause or with good reason is subject to (1) execution of a general release and covenant not to sue in favor of us; and (2) compliance with a non-compete agreement after termination of employment.

Sharon E. Underberg

We employed Ms. Underberg under an employment agreement effective January 6, 2015 with no scheduled term ending date. Under this employment agreement, Ms. Underberg was eligible for the following:

●	An annual base salary of $330,000, which the Committee increased to $375,000 effective August 11, 2015;
●	Participation in our EXCEL Plan with an annual target opportunity of 50% of base salary and a maximum of 200% of target;
●	A grant of equity having an aggregate grant date fair value of $400,000, which the Committee increased to $500,000 effective in 2015; and
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally.

The employment agreement provided that if Ms. Underberg’s employment was terminated by us without cause or by her with good reason, she would be eligible to receive (less applicable withholding):

●	An amount equal to her annual base salary;
●	Continued vesting of her equity grants in accordance with the terms of such awards without regard to any continued employment condition; and
●	Eligibility for an EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

The employment agreement provided that in the event that Ms. Underberg’s employment was terminated due to her disability or death, she or her estate, as applicable, would be eligible to receive (less applicable withholding) continued vesting of her equity awards in accordance with the terms of such awards without regard to any continued employment condition and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Eligibility to receive the severance benefits payable in connection with termination without cause or with good reason was subject to (1) execution of a general release and covenant not to sue in favor of us; and (2) compliance with a non-compete agreement after termination of employment. The severance payments provided under the employment agreement were in lieu of those provided under our Termination Allowance Plan.

Tax-Qualified Retirement Plans

Employees’ Savings and Investment Plan (SIP)

We offer a tax-qualified 401(k) defined contribution plan known as the Employees’ Savings and Investment Plan (SIP) for all U.S. employees. Employer contributions to SIP were frozen as of January 1, 2015.

Kodak Retirement Income Plan (KRIP)

We fund a tax-qualified defined benefit pension plan known as the Kodak Retirement Income Plan (KRIP) for all U.S. employees. Effective January 1, 2000, we amended KRIP to include a cash balance component. KRIP’s cash balance component covers employees hired before March 1, 1999 who elected that coverage and all new U.S. employees hired on or after March 1, 1999, including Mr. Clarke. Ms. Underberg participated in KRIP’s traditional defined benefit component.

On January 1, 2015, we froze all benefit accruals in the traditional component of KRIP for all participants. Beginning on that date, all future accruals in KRIP are made under the cash balance component for all participating employees in an amount equal to 7% of the employee’s monthly pay, which was previously 4% for cash balance participants. Consequently, accruals for Ms. Underberg after that date were made under that component.

Cash Balance Component

Under KRIP’s cash balance component, a hypothetical account is established for each participating employee and, for every month the employee works, the employee’s account is credited with an amount equal to 7% of the employee’s monthly pay (i.e., base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays). Prior to January 1, 2015, the cash balance component provided a credit of 4% of an employee’s monthly pay. In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate. Before 2015, employees vested in their account balance after completing three years of service. Beginning on January 1, 2015, all active employees were immediately vested. Vested benefits under the cash balance component are payable upon normal retirement (age 65), termination or death. Participants in the cash balance component of the plan may choose from among various forms of benefits such as a lump sum, a joint and survivor annuity and a straight life annuity.

Traditional Defined Benefit Component

Under the traditional defined benefit component of KRIP, which was frozen as of January 1, 2015, benefits are based upon a participating employee’s average participating compensation (APC). The plan defines APC as one-third of the sum of the employee’s participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to the earlier of December 31, 2014, retirement, or termination of employment. Participating compensation is base salary and any EXCEL award, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For a participating employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee’s years of accrued service by the sum of: (a) 1.3% of APC, plus (b) 1.6% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Participants in the traditional defined benefit component of the plan may choose from among optional forms of benefits such as a straight life annuity, a qualified joint and 50% survivor annuity, other forms of annuity or a lump sum.

An employee may be eligible for normal retirement, early retirement benefits, vested benefits or disability retirement benefits under the traditional defined benefit component depending on the employee’s age and total service when employment with us ends. An employee is entitled to normal retirement benefits at age 65. For early retirement benefits, an employee must have reached age 55 and have at least 10 years of service or, for certain employees, have a combined age and total service equal to 75. Generally, the benefit is reduced if payment begins before age 65.

As of December 31, 2018, none of our named executive officers were eligible for normal retirement benefits under the traditional defined benefit component of KRIP because they were each younger than age 65. Ms. Underberg was eligible for early retirement benefits, as she was age 55 or older with 10 or more years of service.

Non-Qualified Retirement Plans

Ms. Underberg was the only named executive officer eligible to receive benefits under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP was an unfunded retirement plan designed to provide our U.S. employees with pension benefits that (1) made up for the Internal Revenue Code’s (the Code) limitations on allocations and benefits that may be paid under KRIP and SIP, and (2) recognize deferred compensation that is ignored when calculating benefits under KRIP and SIP.

Benefits due under KURIP were payable upon a participating employee’s termination of employment or death. Upon our emergence from bankruptcy, KURIP was terminated and, as a result, each participating employee’s pre-petition benefit was settled in the form of an equity distribution, consistent with treatment for other similarly situated general unsecured creditors, and post-petition benefits were calculated using September 3, 2013 as the hypothetical last day of employment with us. The post-petition benefit is frozen and payable as a lump sum upon the participating employee’s termination of employment with us (less applicable withholding).

Non-Qualified Deferred Compensation

None of our named executive officers have non-qualified deferred compensation.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END TABLE (1)

The following table sets forth additional information concerning equity awards held by our named executive officers as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
J.J. Clarke		434,783(4)	15.00	3/11/2025
	92,592	185,186(5)	15.00	3/11/2024
	152,904	76,454(6)	10.19	3/11/2023
	152,207		18.46	3/11/2022
	114,943		27.20	3/11/2021
E. Mahe		30,212(7)	5.20	6/20/2025
		53,487(8)	5.10	4/27/2025
	13,227	26,456(9)	11.00	4/27/2024
	22,306	11,155(10)	12.32	4/27/2023
	7,003		17.95	5/11/2022
	17,508		20.44	4/27/2022
					68,889(14)	175,667
S.E. Underberg		139,665(11)	2.84	12/14/2025
	58,275	116,551(12)	3.35	12/14/2024
	25,024	12,514(13)	16.35	12/14/2023
	39,604		12.63	12/14/2022
	27,286		20.25	12/14/2021
					142,880(15)	364,344

(1)	This table includes only those awards outstanding as of December 31, 2018.
(2)	This column represents outstanding awards of RSUs.
(3)	The market value of shares, units or other rights that have not vested was calculated using a stock price of $2.55, which was the closing price of our common stock as of December 31, 2018, the last trading day of the year.
(4)	This stock option was granted on March 12, 2018 and was to vest in substantially equal installments on the first, second and third anniversaries of the grant date. Pursuant to his amended and restated employment agreement, upon Mr. Clarke’s termination of employment on February 20, 2019, the first installment immediately vested and the second and third installments were forfeited.

(5)	This stock option was granted on March 30, 2017 and the first of three substantially equal installments vested on March 12, 2018, the second installment was to vest on March 12, 2019, and the third installment was to vest on March 12, 2020. Pursuant to his amended and restated employment agreement, upon Mr. Clarke’s termination of employment on February 20, 2019, the second installment immediately vested and the third installment was forfeited.
(6)	This stock option was granted on March 12, 2016 and the first two of three substantially equal installments vested on March 12, 2017 and March 12, 2018, and the third installment was to vest on the third anniversary of the grant date. Pursuant to his amended and restated employment agreement, upon Mr. Clarke’s termination of employment on February 20, 2019, the third installment immediately vested.
(7)	This stock option was granted on June 11, 2018 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(8)	This stock option was granted on April 28, 2018 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(9)	This stock option was granted on April 28, 2017 and the first of three substantially equal installments vested on April 28, 2018, and the second and third installments will vest in substantially equal installments on the second and third anniversaries of the grant date.
(10)	This stock option was granted April 28, 2016 and the first two of three substantially equal installments vested on April 28, 2017 and April 28, 2018, and the third installment will vest on the third anniversary of the grant date.
(11)	This stock option was granted on December 15, 2018 and was to vest in three substantially equal installments on the first, second and third anniversaries of the grant date. Upon Ms. Underberg’s termination of employment on January 15, 2019, all three installments were forfeited.
(12)	This stock option was granted on December 15, 2017 and the first of three substantially equal installments vested on December 15, 2018, and the second and third installments were to vest in substantially equal installments on the second and third anniversaries of the grant date. Upon Ms. Underberg’s termination of employment on January 15, 2019, the second and third installments were forfeited.
(13)	This stock option was granted on December 15, 2016 and the first two of three substantially equal installments vested on December 15, 2017 and December 15, 2018, and the third installment was to vest on the third anniversary of the grant date. Upon Ms. Underberg’s termination of employment on January 15, 2019, the third installment was forfeited.
(14)	4,737 of these RSUs were granted on April 1, 2016 and the first two of three substantially equal installments vested on April 1, 2017 and April 1, 2018, and the third installment will vest on the third anniversary of the grant date; 5,304 of these RSUs were granted on April 28, 2016 and the first two of three substantially equal installments vested on April 28, 2017 and April 28, 2018, and the third installment will vest on the third anniversary of the grant date; 5,303 of these RSUs were granted on April 28, 2017 and the first of three substantially equal installments vested on April 28, 2018, and the second and third installments will vest on the second and third anniversaries of the grant date; 34,314 of these RSUs were granted on April 28, 2018 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date; and 19,231 of these RSUs were granted on June 11, 2018 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(15)	5,099 of these RSUs were granted on December 15, 2016 and the first two of three substantially equal installments vested on December 15, 2017 and December 15, 2018, and the third installment was to vest on the third anniversary of the grant date; 49,752 of these RSUs were granted on December 15, 2017 and the first of three substantially equal installments vested on December 15, 2018, and the second and third installments were to vest on the second and third anniversaries of the grant date; 88,029 of these RSUs were granted on December 15, 2018 and were to vest in substantially equal installments on the first, second and third anniversaries of the grant date. Upon Ms. Underberg’s termination of employment on January 15, 2019, all unvested installments as of such date were forfeited.

DIRECTOR COMPENSATION

Introduction

Historically, our directors have been compensated through a combination of cash retainers and equity. We do not pay employee directors for Board service in addition to their regular employee compensation.

The Board and Chair Retainers for our non-employee directors under the terms approved on August 11, 2015, which were based on the recommendation of our compensation consultant, are as shown below (subject to proration based on length of service as a director).

	Cash Retainer ($)	Committee Chair/Board Chair Fee ($)	Equity Value ($)	Total Retainer ($)
Richard Todd Bradley	100,000	—	150,000	250,000
Mark S. Burgess	110,000	20,000	150,000	280,000
James V. Continenza (1)	110,000	50,000	250,000	410,000
Matthew A. Doheny	100,000	12,500	150,000	262,500
Jeffrey D. Engelberg	100,000	—	150,000	250,000
George Karfunkel	100,000	—	150,000	250,000
Jason New	180,000	20,000	—	200,000
William G. Parrett	100,000	20,000	150,000	270,000

(1)	Mr. Continenza became our Executive Chairman effective February 20, 2019.

2018 Director Compensation Table

Our non-employee directors received the following compensation in 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Richard Todd Bradley	100,000	150,003	250,003
Mark S. Burgess	130,000	150,003	270,003
James V. Continenza (2)	160,000	250,003	400,003
Matthew A. Doheny	112,500	150,003	250,003
Jeffrey D. Engelberg	100,000	150,003	250,003
George Karfunkel	100,000	150,003	250,003
Jason New	200,000	0	200,000
William G. Parrett	120,000	150,003	270,003

(1)	Pursuant to the previous determination of the Board of Directors that annual director grants be made on the fifth trading day of each calendar year commencing with 2016, the 2018 equity awards were granted effective January 8, 2018 as RSUs and vested after one year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718.
(2)	Mr. Continenza became our Executive Chairman effective February 20, 2019.

Aggregate Stock and Option Awards Outstanding at Fiscal Year End

	Restricted Stock Units		Stock Options
Name	Unvested (#)	Vested (#)	Unvested (#)	Vested (#)
Richard Todd Bradley	48,388	0	0	0
Mark S. Burgess	48,388	42,032	0	0
James V. Continenza	80,646	72,914	0	0
Matthew A. Doheny	48,388	41,162	0	0
Jeffrey D. Engelberg	48,388	0	0	0
George Karfunkel	48,388	41,162	0	0
Jason New	0	0	0	0
William G. Parrett	48,388	46,199	0	0

Deferred Compensation

Effective December 26, 2013, we adopted the Deferred Compensation Plan for Directors, which allows non-employee directors to defer some or all of their Board Retainer and restricted stock unit awards into a phantom stock account.

Pursuant to this plan, the following directors elected to defer RSU awards granted on January 8, 2018:

●	James V. Continenza - 80,646 RSUs (100%);
●	Matthew A. Doheny - 48,388 RSUs (100%); and
●	William G. Parrett - 48,388 RSUs (100%).

Expense Reimbursement

We reimburse our directors for reasonable travel expenses incurred in connection with attending Board, committee and shareholder meetings and other Board business events.

EQUITY COMPENSATION PLAN INFORMATION

Information as of December 31, 2018 regarding the Company’s equity compensation plans is summarized in the following table:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	4,239,278	$5.86	459,249
Equity compensation plans not approved by security holders (2)	4,792,480	$17.64	0

(1)	The First Amendment to the Plan was approved by shareholders on May 22, 2018 and added 1,000,000 shares to the share reserve. The information in this row represents the portion of the Plan approved by shareholders of the Company.
(2)	The Plan was approved by the Bankruptcy Court pursuant to the Plan of Reorganization, the material terms of which were summarized in the Company’s Current Report on Form 8-K filed on September 10, 2013, and a copy of which was filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013.

PROPOSAL 2

PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our named executive officers are identified in the “Executive Compensation” section of this Proxy Statement. Pursuant to Section 14A of the Exchange Act, you are voting on a proposal, commonly known as a “say-on-pay” proposal, which gives our shareholders the opportunity to endorse or not endorse our named executive officer pay programs and policies through the following resolution:

RESOLVED, that the shareholders approve the compensation of Eastman Kodak Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders.

We believe that our executive compensation program is designed to attract, motivate and retain individuals with the skills required to achieve our business objectives. Our compensation strategy is to provide opportunities to incentivize and reward our named executive officers when they deliver defined performance results that are based on success in a diverse set of businesses. We also align the interests of our executives with those of our shareholders and our long-term interests through stock ownership. We believe that the compensation of our named executive officers for 2018 was appropriate and aligned with our performance results and strategic plan.

In order to be approved on an advisory basis, this proposal must receive the affirmative vote of the majority of votes cast by holders entitled to vote thereon. Because your vote is advisory, it will not be binding on our Board of Directors. However, our Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

The Board of Directors recommends you vote FOR the advisory resolution approving the compensation of our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL SECURITY OWNERSHIP OF MORE THAN 5% OF THE COMPANY’S SHARES

The table below presents certain information as of March 28, 2019 regarding the persons known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and Series A convertible preferred stock, with percentages based on 42,974,257 shares of common stock outstanding and 2,000,000 shares of Series A convertible preferred stock outstanding.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class Beneficially Owned	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned		Percent of Class Beneficially Owned
Blackstone Holdings I/II GP Inc., et al.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154	8,938,916	(1)	20.8%	--		--
George Karfunkel
1671 52nd Street
Brooklyn, New York 11204	2,761,568	(2)	6.4%	--		--
GKarfunkel Family LLC
140 Broadway, Suite 3930
New York, New York 10005	2,380,154	(3)	5.5%	--		--
Moses Marx
160 Broadway
New York, New York 10038	5,690,002	(4)	13.2%	--		--
Paradice Investment Management LLC, et al.
257 Fillmore Street, Suite 200
Denver, Colorado 80206	2,288,946	(5)	5.3%	--		--
Southeastern Asset Management, Inc., et al.
6410 Poplar Avenue, Suite 900
Memphis, Tennessee 38119	16,454,200	(6)	30.2%	2,000,000	(6)	100%

(1)

Blackstone Holdings I/II GP Inc. (Blackstone) reports sole voting and dispositive power with respect to 8,875,211 shares of our common stock, FS Investment Corporation reports sole voting and dispositive power with respect to 61,859 shares of our common stock, and FS Investment Corporation II reports sole voting and dispositive power with respect to 1,846 shares of our common stock. Blackstone’s reported shares include those held by certain if its affiliates, including certain GSO funds and entities. This information is based on Amendment No. 5 to Schedule 13D filed with the SEC by Blackstone Holdings I/II GP Inc., et al. on October 18, 2016.

(2)

George Karfunkel reports sole voting and dispositive power with respect to all 2,761,568 shares. The amount shown also includes 500,000 shares of our common stock owned by the Chesed Foundation of America, a charitable foundation controlled by Mr. Karfunkel. This information is based on the Schedule 13D filed by Mr. Karfunkel on May 18, 2017 and subsequent Section 16 reports filed with the SEC by Mr. Karfunkel.

(3)

GKarfunkel Family LLC (Family LLC) and Henry Reinhold, the sole manager of the Family LLC, have sole voting and dispositive power with respect to 2,380,154 shares. This information has been provided to us by advisors to the Family LLC.

(4)

Moses Marx reports shared voting and dispositive power over 3,139,741 shares of our common stock held by Momar Corporation, of which Mr. Marx serves as president, and 1,519,646 shares held by United Equities Commodities Company (United Equities), a private investment company of which Mr. Marx is a 99% general partner. The amount shown also includes 170,000 shares held by 111 John Realty Corp., in which Mr. Marx and his spouse hold a 50% interest, and 614,041 shares held by Marneu Holding Company (Marneu), in which Mr. Marx holds a direct and indirect 75% general partnership interest. Additionally, the amount shown includes 246,574 shares held directly by Mr. Marx, as to which Mr. Marx reports having sole voting and dispositive power. The amount shown does not include 606,417 shares of our common stock held by K.F. Investors LLC (KF Investors), as to which KF Investors has sole voting and dispositive power. Mr. Marx and the other entities referenced in this footnote have agreed to act as a “group” with KF Investors within the meaning of Section 13(d)(3) of the Exchange Act, but Mr. Marx has no ownership interest in or any control over KF Investors. This information is based on Amendment No. 1 to Schedule 13D filed jointly by Mr. Marx and the entities described in this footnote on May 3, 2017 and Section 16 reports filed with the SEC by Mr. Marx.

(5)

Paradice Investment Management LLC, a Delaware limited liability company, reports that it shares voting power and dispositive power with respect to 1,875,185 shares and 2,288,946 shares, respectively, with Paradice Investment Management Pty Ltd, an Australian company with an address at Level 27, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia. This information is based on Amendment No. 2 to the Schedule 13G filed with the SEC on February 14, 2019 by Paradice Investment Management LLC, et al., reporting beneficial ownership as of December 31, 2018.

(6)

Southeastern reports beneficial ownership of 16,454,200 shares of our common stock, including 11,494,200 shares issuable upon conversion of 2,000,000 shares of Series A convertible preferred stock. Southeastern shares voting power with Longleaf Partners Small-Cap Fund (Longleaf), a series of Longleaf Partners Funds Trust, a Massachusetts business trust, with respect to 14,714,319 shares. Southeastern reports no voting power with respect to 1,739,881 shares. Southeastern has sole dispositive power with respect to 205,171 shares and shares dispositive power with respect to 16,249,029 shares, including 14,714,319 shares with Longleaf. Mr. O. Mason Hawkins is the Chairman of the Board and Chief Executive Officer of Southeastern. All shares reported by Southeastern are owned by Southeastern’s investment advisory clients, including Longleaf, and none are owned directly or indirectly by Southeastern. This information is based on Amendment No. 4 to the Schedule 13G filed with the SEC on February 14, 2019 by Southeastern, et al., reporting beneficial ownership as of December 31, 2018.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below presents certain information as of March 28, 2019 regarding shares of our common stock and shares of our Series A convertible preferred stock held by our directors, nominees, each of our named executive officers and all directors, nominees and executive officers as a group.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)		Percent of Class Beneficially Owned (1) (2)	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned (1) (2)		Percent of Class Beneficially Owned (1) (2)
Directors and Nominees
Richard Todd Bradley	48,388		--	--		--
Mark S. Burgess	86,506	(3)	--	--		--
James V. Continenza	1,281,250	(4)	2.9%	--		--
Matthew A. Doheny	0	(5)	--	--		--
Jeffrey D. Engelberg	63,388	(6)	--	--	(6)	--
George Karfunkel	2,761,568	(7)	6.4%	--		--
Philippe D. Katz	2,004,830	(8)	4.7%
Jason New	--	(9)	--	--		--
William G. Parrett	2,321	(10)	--	--		--
Named Executive Officers
Jeffrey J. Clarke	942,798	(11)	2.2%	--		--
Eric-Yves Mahe	155,728	(12)	--	--		--
Sharon E. Underberg	41,150	(13)	--	--		--
All directors and executive officers as a group (20 persons, including the above)	8,138,821	(14)	18.7%	--	(6)	--	(6)

(1)

Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options” or restricted stock units (RSUs) that vest on a specific date. Percentages are based on 42,974,257 shares of common stock outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which increases the number of shares owned by such person and the number of shares outstanding. Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all of the shares shown as owned by the shareholder.

(2)	We have omitted percentages of less than 1% from the table.
(3)	Mr. Burgess has 3,914 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(4)

The amount shown includes presently exercisable options to purchase 1,281,250 shares of our common stock. Mr. Continenza also has 153,560 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors. Mr. Continenza became our Executive Chairman on February 20, 2019.

(5)	Mr. Doheny has 89,550 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(6)

Mr. Engelberg is the managing member of Additive Advisory and Capital, LLC, which receives management fees from C2W Partners Master Fund Limited, which is one of the purchasers of the Series A convertible preferred stock reported by Southeastern Asset Management, Inc. in the table “Beneficial Security Ownership of More than 5% of the Company’s Shares.” Mr. Engelberg disclaims beneficial ownership of these shares.

(7)	The amount shown includes 500,000 shares of our common stock owned by the Chesed Foundation of America, a charitable foundation controlled by Mr. Karfunkel.

(8)

Mr. Katz reports having an indirect ownership interest in these shares of which 1,569,870 shares are held by Momar Corporation and 47,399 shares are held by 111 John Realty Corp., each an entity in which Mr. Katz has an ownership interest; 7,598 shares held by United Equities Commodities Company, an entity of which Mr. Katz is a general partner; 76,755 shares held by Marneu Holding Company, an entity of which Mr. Katz is a partner; and 303,208 shares held by KF Investors LLC, an entity of which Mr. Katz is a managing member. Mr. Katz is the son-in-law of Moses Marx, a greater than 5% holder of our shares as reported above in the table “Beneficial Security Ownership of More than 5% of the Company’s Shares.”

(9)

Certain funds or accounts managed, advised or sub-advised by GSO Capital Partners LP (GSO) own beneficial interests in our company, including the shares of common stock reported by Blackstone Holdings I/II GP Inc., et al., in the table “Beneficial Security Ownership of More than 5% of the Company’s Shares.” GSO makes investment decisions through committees composed of senior managing directors and senior management. Mr. New is a Senior Managing Director of GSO. Mr. New disclaims beneficial ownership of these shares.

(10)	Mr. Parrett has 72,519 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(11)

Mr. Clarke, a named executive officer, served as our Chief Executive Officer until February 20, 2019. The amount shown includes presently exercisable options to purchase 826,619 shares of our common stock.

(12)	The amount shown includes 21,478 RSUs and presently exercisable options to purchase 102,375 shares of our common stock.
(13)

The amount shown includes 150 shares of our common stock held by Ms. Underberg’s spouse. Ms. Underberg, a named executive officer, served as our General Counsel, Secretary and Senior Vice President until January 15, 2019.

(14)	The amount shown includes presently exercisable options to purchase an aggregate of 649,866 shares of common stock for executive officers who are not named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock or our Series A convertible preferred stock to file reports of ownership and changes in ownership with the SEC. Based solely on the written representations of our directors and executive officers and copies of reports that they and persons who owned more than 10% of our common stock or Series A convertible preferred stock have filed with the SEC, we believe that all of our directors, executive officers and greater than 10% beneficial owners timely complied with the filing requirements of Section 16(a) during 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTED TRANSACTIONS

Our Board has adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under these policies and procedures, which are posted on our website at http://investor.kodak.com/supporting.cfm, our Governance Committee reviews the material facts of all interested transactions that require the committee’s approval. The Governance Committee will approve or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director or board observer may participate in any discussion or approval of an interested transaction for which he or she is a related party, other than providing material information concerning the interested transaction to the Governance Committee. If an interested transaction will be ongoing, the Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then, at least annually, must review and assess ongoing relationships with the related party.

Under the Board’s policies and procedures, an “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness), in which the aggregate amount involved will or may be expected to exceed $100,000, our company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, a Section 16 Executive Officer, director or nominee for election as a director or board observer (even if the person does not presently serve in that role), a beneficial owner of greater than 5% of our common stock or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Board has granted standing pre-approval or ratification for the categories of interested transactions described below. In addition, any interested transaction with a related party in which the aggregate amount involved is expected to be less than $120,000 may be pre-approved by the Chair of the Governance Committee. Pre-approved interested transactions include:

●

Employment of Section 16 Executive Officers either if the related compensation is required to be reported or if the Section 16 Executive Officer is not an immediate family member of another Section 16 Executive Officer or a director, and the related compensation would be reported if the Section 16 Executive Officer was a “Named Executive Officer” and our Executive Compensation Committee approved (or recommended that the Board approve) such compensation.

●	Any compensation paid to a director if the compensation is required to be reported.
●

Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues.

●

Any charitable contribution, grant or endowment by our company to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts.

●

Any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).

●	Any transaction involving a related party where the rates or charges involved are determined by competitive bids.
●	Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.
●	Any transaction with a related party involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Governance Committee reviews pre-approved transactions at its regularly scheduled meetings and considered the following related party relationships and interests as follows:

●

Messrs. Karfunkel and New, each of whom is a current director, are principals of or affiliated with entities that hold an equity interest in our company by virtue of a Backstop Commitment Agreement that we entered into effective upon our emergence from bankruptcy in September 2013. Mr. Karfunkel holds approximately 6.4% of our outstanding common stock (including through a charitable foundation controlled by Mr. Karfunkel). Mr. New is a Senior Managing Director of The Blackstone Group L.P. The Blackstone Group L.P. may be deemed to hold approximately 20.8% of our outstanding common stock.

●

Messrs. Bradley and Engelberg are directors designated by the purchasers of the Company’s Series A convertible preferred stock pursuant to the terms of the Purchase Agreement dated as of November 7, 2016 between the Company, Southeastern and certain investment funds managed by Southeastern. Mr. Engelberg is the managing member of Additive Advisory and Capital, LLC, which receives management fees from C2W Partners Master Fund Limited, one of the purchasers of the Series A convertible preferred stock. Southeastern may be deemed to hold approximately 30.2% of our outstanding common stock and C2W may be deemed to hold approximately 2.2% of our outstanding common stock.

●

Mr. Katz, a current director, is affiliated with Momar Corporation, an entity in which Mr. Katz has an ownership interest, United Equities Commodities Company, an entity of which Mr. Katz is a general partner, Marneu Holding Company, an entity of which Mr. Katz is a partner, KF Investors LLC, an entity of which Mr. Katz is a managing member, and 111 John Realty Corp., an entity in which Mr. Katz has an ownership interest, each of which holds an equity interest in our company. As a result, Mr. Katz holds an indirect interest in approximately 4.7% of our outstanding common stock.

PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

The following fees were approved by the Audit and Finance Committee and were billed by PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm (independent accountants), for services rendered in 2018 and 2017.

Type of Service (in millions)	2018	2017
Audit Fees	$4.50(1)	$3.34
Audit-Related Fees	0.00	0.00
Tax Fees	0.02	0.02
All Other Fees	0.01	0.03
Total	$4.53	$3.40

(1)	Estimated; subject to finalization.

The audit fees in 2018 and 2017 related primarily to the annual audit of our consolidated financial statements (including Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) included in our Annual Reports on Form 10-K, quarterly reviews of interim financial statements included in our Quarterly Reports on Forms 10-Q, and statutory audits of certain of our subsidiaries.

Tax fees in 2018 and 2017 were for tax compliance and consulting services.

All other fees for 2018 and 2017 related to non-audit related compliance services.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY OUR INDEPENDENT ACCOUNTANTS

The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the Pre-Approval Policy) requiring the Audit and Finance Committee’s pre-approval of all audit and permissible non-audit services provided by the independent accountants. The Pre-Approval Policy sets forth principles that must be considered by the Audit and Finance Committee in approving services to ensure that the independent accountant’s independence is not impaired; describes the audit, audit-related, tax and other permissible non-audit services that may be provided and the non-audit services that are prohibited; and sets forth the pre-approval requirements for all permitted services.

The Pre-Approval Policy provides for the general pre-approval of specific types of audit, audit-related, tax and other permissible non-audit services and annual approval of a budget for such services. As set forth in the Pre-Approval Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit and Finance Committee. In addition, any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit and Finance Committee. The independent accountant is required to report quarterly to the Audit and Finance Committee regarding the extent of services provided in accordance with their pre-approval and the fees for the services performed to date. The Pre-Approval Policy also delegates to the Audit and Finance Committee’s Chair the authority to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Committee as a whole. The Audit and Finance Committee may not delegate its responsibilities to pre-approve services performed by the independent accountant to management or to others.

In 2018 and 2017, the Audit and Finance Committee pre-approved all services performed by PwC.

PROPOSAL 3

PROPOSAL 3 - RATIFICATION OF THE AUDIT AND FINANCE COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee is directly responsible for the selection, compensation, retention, performance and evaluation of our independent registered public accounting firm. The Audit and Finance Committee assesses the selection of the independent registered public accounting firm each year. In addition, the Audit and Finance Committee considers the independence of the independent registered public accounting firm each year.

PWC has been our independent registered public accounting firm for many years. After consideration of a number of factors, including the length of time the firm has served in this role, the firm’s past performance, and an assessment of the firm’s qualifications and resources, the Audit and Finance Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to serve a one-year term beginning on the date of the Annual Meeting.

A representative of PWC is expected to attend the Annual Meeting to respond to appropriate questions and, if he or she desires, make a statement.

As a matter of good corporate governance, the Audit and Finance Committee has determined to submit its selection of the independent registered public accounting firm to our shareholders for ratification. In the event that the selection of PricewaterhouseCoopers LLP is not ratified, the Audit and Finance Committee will review its future selection of an independent registered public accounting firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast by holders entitled to vote thereon.

The Board of Directors recommends a vote FOR ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

By Order of the Board of Directors

Roger W. Byrd
General Counsel, Secretary, and Senior Vice President
April 9, 2019

ANNUAL MEETING INFORMATION

DIRECTIONS TO 2019 ANNUAL MEETING

Location

The Benjamin
125 East 50th Street
New York, New York 10022

For Town Car Service contact The Benjamin concierge at 212-715-2539 to arrange car service. Most car services will accept credit cards if arranged in advance. Expect to pay cash for fare.

Directions

LaGuardia Airport (LGA), approximately 25 to 30 minutes by taxi or town car service.

By taxi - Yellow taxi rate is approximately $24 to $28 plus tolls and 20% tip. All taxis are required to accept credit cards.

John F. Kennedy (JFK), approximately 30 to 45 minutes by taxi or town car service.

By taxi - Yellow taxi rate is $45 plus tolls & 20% tip. All taxis are required to accept credit cards.

By train - AirTrain service is available for $5 from JFK to Jamaica Station with access to the Long Island Railroad (LIRR). Direct trains from LIRR to Penn Station are approximately $12 (20 minutes). Visit http://www.mta.info/lirr for schedules and fares. Yellow taxi service is available from Penn Station to The Benjamin. Inform your driver you are going to Midtown Manhattan, the corner of 50th Street and Lexington at The Benjamin hotel.

Newark Liberty International (EWR), approximately 50 to 60 minutes by car or town car service.

By taxi - A New Jersey taxi dispatcher will provide a slip of paper with a flat rate ranging from $30 to $38 (toll and tip extra), based on your destination. New York yellow cabs aren't permitted to pick up passengers at Newark. Taxi fare is approximately $70 to $75 total, including tolls and tip.

By train - AirTrain service is available from EWR to NJ Transit rail service for $5. NJ Transit service is available everyday between 5:01 a.m. - 1:50 a.m. (closed between 2 – 5 a.m.). Fare is $12.50 for a one-way ticket on the Northeast Corridor or North Jersey Coast Line service to New York Penn Station (approx. 25 minutes).
Visit http://www.njtransit.com/rg/rg_servlet.srv?hdnPageAction=AirportConnectionsTo for schedules and fares. Yellow taxi service is available from Penn Station to The Benjamin. Inform your driver you are going to Midtown Manhattan, the corner of 50th Street and Lexington at The Benjamin hotel.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m. Eastern Time on May 22, 2019.

Online Go to www.envisionreports.com/KODK or scan the QR code — login details are located in the shaded bar below.

Phone

●Within the USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
●Outside the USA, US territories & Canada, call collect 1-781-575-2300 on a touch tone telephone.
●Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Richard Todd Bradley	☐	☐	☐	02 - James V. Continenza	☐	☐	☐	03 - Jeffrey D. Engelberg	☐	☐	☐

04 - George Karfunkel	☐	☐	☐	05 - Philippe D. Katz	☐	☐	☐	06 - Jason New	☐	☐	☐

07 - William G. Parrett	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐	3. Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

030X5H

Eastman Kodak Company 2019 Annual Meeting of Shareholders

Wednesday, May 22, 2019 at 9:00 a.m. Eastern Time, The Benjamin, 125 East 50th Street, New York, New York 10022

ADMISSION – If you vote by internet or telephone, please follow the instructions you will be given for requesting admission to the Meeting. If you vote by mail, to request admission, please check the appropriate box on the proxy card, and return it in the enclosed envelope. Please remove the attached “Admission Ticket” at the perforation. You must bring it with you, as well as proof of identity in the form of a government issued ID, to attend the Meeting. When you arrive, please follow the directions to the Meeting and check in at the admissions area. At that point you will receive your shareholder identification badge to wear at all times at the Meeting. If you indicate that you are bringing a guest, he or she must register with you at the same time in order to enter the Meeting, and must also have proof of identity in the form of a government issued ID. Seating at the Meeting is not reserved. We will accommodate shareholders on a first-come, first-served basis.

SECURITY – For security reasons, packages and briefcases will not be allowed in the Meeting. Do not bring them with you to the Meeting.
PRE-MEETING – The doors will open at approximately 8:30 a.m. The Meeting will begin promptly at 9:00 a.m.
TIME LIMIT – In order to allow all shareholders a chance to be heard, there will be a three-minute time limit imposed on each speaker and a 10-minute limit per subject.

NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (Annual Meeting) of Eastman Kodak Company will be held on Wednesday, May 22, 2019 at 9:00 a.m. Eastern Time at The Benjamin, 125 East 50th Street, New York, NY 10022. We are asking our shareholders to vote on the following proposals at the Annual Meeting:

1.	Election of the seven directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.
2.	Advisory vote to approve the compensation of our named executive officers.
3.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
4.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

If you held your shares at the close of business on March 28, 2019, you are entitled to vote at the Annual Meeting.

We follow the Securities and Exchange Commission’s “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0235, (585) 724-4053, e-mail: shareholderservices@kodak.com. The Annual Meeting will be accessible by the handicapped. If you require special assistance, please contact Shareholder Services.

By Order of the Board of Directors

Roger W. Byrd
General Counsel, Secretary and Senior Vice President
Eastman Kodak Company
April 9, 2019

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
Proxy - Eastman Kodak Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) James V. Continenza and Roger W. Byrd, or either of them, each with full power of substitution, as proxies, to vote all stock in Eastman Kodak Company that the shareowner(s) would be entitled to vote on all matters that may properly come before the 2019 Annual Meeting of Shareholders and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this Proxy, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
1.	FOR the election of each of the nominees for director;
2.	FOR the advisory vote to approve the compensation of our named executive officers; and
3.	FOR the ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Non-Voting Items
Question 1				Change of Address – Please print new address below.
Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐	Question 2 I plan to bring a guest.	☐